Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National City Corporation 2004 Deferred Compensation Plan of our report dated February 13, 2008 (except Note 27, as to which the date is November 12, 2008) with respect to the consolidated financial statements of National City Corporation, and our report dated February 13, 2008 with respect to the effectiveness of internal control over financial reporting of National City Corporation included in its Current Report (Form 8-K) dated November 12, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
December 17, 2008

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